Exhibit 107
CALCULATION OF FILING FEE TABLES
Form S-3
(Form Type)

PLANET LABS PBC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share	457(o)	—	—	$1,500,000,000	0.0001381	$207,150
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities									—	—	—	—
	Total Offering Amounts					$1,500,000,000		$207,150
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$207,150

(1)
The registration fee is calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the "Securities Act"), based on the proposed maximum aggregate offering price. In accordance with Rules 456(b) and 457(r) under the Securities Act, Planet Labs PBC initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-296517 filed with the Securities and Exchange Commission on June 5, 2026 (as amended, the "Registration Statement"). This "Calculation of Filing Fee Tables" shall be deemed to update the "Calculation of Registration Fee Tables" in the Registration Statement.